Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Preliminary Offering Circular dated February 17, 2022, which is part of the Regulation A Offering Statement on Form 1-A/POS expected to be filed with the Securities and Exchange Commission on or about February 17, 2022, of our report dated April 28, 2021, related to the financial statements of iConsumer Corp. for the years ended December 31, 2020 and 2019, which contains an emphasis of a matter paragraph on going concern.

/s/ Wipfli LLP

Minneapolis, Minnesota

February 17, 2022